EXHIBIT 99.1
NEWS RELEASE
RANGE PROVIDES OPERATIONS UPDATE
FORT WORTH, TEXAS, FEBRUARY 2, 2006...RANGE RESOURCES CORPORATION (NYSE: RRC) today provided an operations update.
Range ended 2005 on a strong note, as 841 (594 net) wells and 114 (98 net) recompletions were initiated during the year. A 98% success rate was achieved on the drilling. Currently, 656 of the successful wells have been placed on production, with the 171 remaining wells awaiting pipeline connection. For 2006, 1,065 gross (789 net) wells and 94 (57 net) recompletions are planned as part of the Company’s $429 million capital budget. The budget includes $358 million for drilling and recompletions, $38 million for acreage acquisition, $18 million for seismic and $15 million for the expansion and enhancement of gathering systems and facilities. Of the drilling and recompletion capital, 85% is attributable to lower risk development and exploitation activities and 15% is attributable to higher risk exploration. Based on current futures prices and existing hedges, 2006 capital spending is projected to be funded with roughly 75% of internal cash flow.
For the fourth quarter, the Appalachian division drilled 173 (113 net) development wells in its various tight sand and coal bed methane properties. All were successfully completed, and results were in line with expectations. Key areas of coal bed methane development include the Nora and Haysi fields in Virginia, where production is currently running over 30% higher than originally projected. At the Nora Field, 159 wells were successfully drilled in 2005 with 200 wells budgeted for 2006. Drilling in the Haysi field, which is adjacent to the Nora field, has been promising with a total of 16 wells drilled in 2005 and an additional 35 wells planned for 2006. At Nora and Haysi, Range owns an interest in 287,000 acres, of which less than 15% of CBM reserves have been developed. Range is also expanding its Appalachian shale play. Following encouraging results from the first well, the Company drilled three additional vertical wells. One of the wells was completed in a shallow zone, the other two wells were drilled to a total depth below the objective shale horizon to test deeper tight gas sand zones. Both wells were successfully completed in the deeper zones and have recently been placed into production. Importantly, both wells have shale gas behind pipe, indicating a stacked pay area. The pipeline to connect the shale well along with the three new wells to an interstate pipeline was completed and sales were initiated in December. Currently, the Company has two rigs active in this area. One is drilling a horizontal shale test, and one is drilling a vertical shale well. In addition, the Company is adding to its current shale leasehold position, which now totals 166,000 acres. Range has also begun testing its deep Trenton Black River play in north-central Pennsylvania with the drilling of two wells. One well was a dry hole, and the other is currently awaiting completion. Range has recently entered into a joint venture to develop deep Trenton Black River targets in southwestern Pennsylvania covering 17,000 acres with Fortuna Energy, Inc., a wholly owned subsidiary of Talisman Energy, Inc. The initial Trenton Black River test in southwestern Pennsylvania is anticipated to be spud in the second quarter of 2006.
Fourth quarter results for the Midcontinent included several notable highlights. A Watonga-Chickasha test encountered significant pay in the Atoka/Morrow, producing approximately 15.8 (4.6 net) Mmcfe per day. Current Range activity in the area includes the drilling of one direct offset. Eighteen additional locations on Range acreage in the play area have been identified, with several scheduled for drilling in 2006. Development drilling in northern Oklahoma increased in the fourth quarter with Range drilling six wells. Range plans to keep one drilling rig active in this area. A total of 34 wells have been drilled in this project area, and a 40-well program is slated for 2006. Range is expanding its acreage position in the area and recently completed a 41-square mile 3-D seismic survey. Over 200 potential drilling locations have been identified on currently held leasehold. In the Texas Panhandle, drilling resulted in six successful wells during the quarter, with an offset to the Company’s high-rate Hunton discovery planned for the first quarter of 2006. With the recent addition of deep rights on the Courson Ranch, Range now controls deep rights on approximately 63,000 acres in the area. In the deep Anadarko Basin, Range expanded its leasehold position to approximately 12,000 acres and acquired additional 3-D seismic. In this area, Range has a 16% interest in a 23,000 foot exploratory test, which is projected to reach total depth in the first quarter of 2006. Several higher interest offsets exist on Range leasehold.

The Permian division drilled 37 wells during the fourth quarter. At the Fuhrman-Mascho Field in Andrews County, Texas, 14 development wells were drilled, setting up an extension of the waterflood program. A two-rig program at Conger field in Sterling County, Texas initiated 10 wells in the quarter. In Val Verde, two wells were successfully completed, one of which set up three additional locations to be drilled in 2006. In East Texas, our initial Woodbine discovery continues to produce 2.7 (0.5 net) Mmcfe per day. The second Woodbine test (50% working interest) was drilled below 15,000 feet, but was deemed non-commercial. The well was plugged back and is currently drilling the first of two horizontal laterals in the Austin Chalk. Range has a 50% working interest in 10,000 acres directly offsetting the well. In the same area, Range completed an Austin Chalk well that is currently producing at a restrained rate of 9 (2.7 net) Mmcfe per day. Also in East Texas, a five-well program was initiated to test the Sub-Clarksville sand at 9,500 feet. One well has been successfully drilled and two others are in the process of completing. Elsewhere, a 13-well drilling program was completed at the Laura LaVelle Field in Houston County, with better than expected initial production. In New Mexico, a two-rig program drilled eight wells on our Eunice properties, all of which were successful. As a result, production has increased 50% to over 11 Mmcfe per day.
The Gulf Coast division reached total depth on two wells during the fourth quarter. Offshore, the West Cameron 295 #3 reached a total vertical depth of 14,600 feet, encountering 115 feet of gas pay in two sands. Completion operations are currently in progress. First production is expected early in the second quarter 2006, where production from the lower zone is expected to commence at roughly 5 (0.6 net) Mmcfe per day, while production from the main pay zone is anticipated in the 20 (2.4 net) Mmcfe per day range. This well follows the successful 295 #2 well scheduled to commence production during the first quarter 2006. Production is expected to come online at a rate in excess of 20 (2.4 net) Mmcfe per day. Additional drilling locations are currently under review. Range owns a 15% working interest in these wells. Onshore, the Miami Corp. #1 in Cameron Parish, Louisiana (25% working interest) was drilled to a total depth of 12,100 feet, but was plugged and abandoned after encountering non-commercial pay.
The Company also issued guidance on certain items. Oil and gas revenues for the fourth quarter are anticipated to reach a record high of $156 million due to a 16.5% increase in production volumes and 38% increase in realized prices. Production volumes reached 250.3 Mmcfe per day. Realized prices are expected to average $6.78 per mcfe, nine cents less than previous guidance. Fourth quarter lease operating costs are anticipated to total $18 million or $0.77 per mcfe. This includes $0.67 per mcfe for field level expenses and $0.10 per mcfe for workover costs. Workover costs were primarily attributable to hurricane restoration expenses. Fourth quarter exploration costs are anticipated to total $10 million, including $3 million of seismic purchases. Fourth quarter general and administrative costs are expected to be $9.5 million or $0.41 per mcfe. General and administrative expenses increased due to higher personnel costs and higher legal expenses, including a $725,000 legal settlement. The number of personnel rose 14% in 2005 due to the Company’s 77% increase in wells drilled.
Commenting on the announcement, John Pinkerton, Range’s President, said, “Our fourth quarter drilling results were encouraging, adding to the success we encountered earlier in 2005. For the year, we replaced nearly 250% of production through the drillbit alone. Total replacement from all sources totaled 365%. In 2006, we anticipate drilling over 1,000 wells from our drilling inventory that now includes more than 7,700 locations. We are in terrific shape to continue our strategy of consistent production and reserve growth at top quartile finding costs.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.
Except for historical information, statements made in this release, including those relating to anticipated production, capital expenditures, the number of wells to be drilled, future realized prices and anticipated financial results are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2006-4

Contact:	Rodney Waller, Senior Vice President Karen Giles (817) 870-2601 www.rangeresources.com

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